Exhibit 99.1

NEWS RELEASE	May 19, 2009

PRIVATE PLACEMENT CLOSED

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB-NASD) is pleased to announce that the Company has closed a Regulation S private placement (‘Private Placement’), as previously announced in a news release dated March 17, 2009, for gross proceeds of US$712,600. The Private Placement was completed in tranches. The Company issued units (the ‘Units’) at a price of US$.70 per Unit, each Unit being comprised of one share in the common stock of the Corporation (a ‘Share’) and one full common stock purchase warrant (a ‘Warrant’). The Company issued Units aggregating 1,018,000 Shares and 1,018,000 Warrants. Each Warrant entitles the holder to acquire one Share at a price of US$1.00 per Share. The Warrants are exercisable for a period of 24 months from the date of each tranche closing.

The net proceeds from the Private Placement, together with the Company’s existing cash resources, will be used to fund a drill program of approximately 3,500 meters at the Company’s Apapam Project and for general corporate purposes.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore at (416) 579-2274.